Exhibit 99.1

Inogen Announces First Quarter 2023 Financial Results

Total Revenue of $72.2 Million In Line with Company Expectations

Rental Revenue Year-over-Year Growth of 25%

GOLETA, Calif., May 04, 2023 -- Inogen, Inc. (Nasdaq: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced financial results for the quarter ended March 31, 2023.

First Quarter 2023 Highlights

All comparisons are to the prior year period unless otherwise noted.

•
Reported total revenue of $72.2 million, in line with company expectations, reflecting a decrease of 10.2%; currency fluctuations accounted for 1.7% of the decrease.
•
Continued progress on rental strategy led to a 25.4% increase in rental revenue, primarily due to higher rental patients on service and higher reimbursement rates.
•
GAAP net loss of $20.3 million, adjusted net loss of $14.5 million and adjusted EBITDA was a loss of $11.8 million, all slightly better than company expectations.
•
Increased total covered lives to approximately 160 million with the recent additions of two large private healthcare payers in support of Inogen’s prescriber channel and overall rental strategy.
•
Notified that we will be granted reimbursement in France for Rove 6.

“First quarter revenue was in line with our internal expectations. We remain confident that our focus on revenue growth and disciplined execution will support our return to profitability and result in an anticipated positive adjusted EBITDA by Q4 2023,” said Nabil Shabshab, President and Chief Executive Officer. “We believe that 2023 is an inflection point for Inogen with continued successful execution on our channel strategy, further advancement of our innovation agenda, and focus on returning to profitability.”

First Quarter 2023 Financial Results

First quarter total revenue decreased 10.2% to $72.2 million from $80.4 million in the first quarter of 2022, primarily due to a decrease in direct-to-consumer sales and international business-to-business sales, partially offset by higher domestic business-to-business sales and higher rental revenue.

Total gross margin was 42.6% in the first quarter of 2023 versus 43.5% in the comparative period in 2022. The decline was driven primarily by channel mix, partially offset by improved manufacturing productivity and higher average selling prices.

Total operating expense for the quarter, excluding restructuring costs, increased 4.6%. Total operating expense with restructuring costs was $52.6 million compared to $48.6 million in the first quarter of 2022, representing an increase of 8.3%.

GAAP net loss for the first quarter of 2023 was $20.3 million compared to GAAP net loss of $14.2 million in the first quarter of 2022. Adjusted net loss was $14.5 million compared to adjusted net loss of $8.7 million in the first quarter of 2022.

Adjusted EBITDA was a negative $11.8 million in the first quarter of 2023 compared to a negative $5.0 million in the first quarter of 2022.

Cash, cash equivalents and marketable securities were $174.6 million as of March 31, 2023, and no debt outstanding.

A reconciliation of adjusted EBITDA and adjusted net loss for the three months ended March 31, 2023 and 2022 are provided in the financial schedules that are a part of this press release. An explanation of these non-GAAP financial measures is also included below under the heading “Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures.”

Quarterly Conference Call Information

Inogen will issue first quarter 2023 financial results after the market closes on Thursday, May 4, 2023. On the same day, the Company will host a conference call at 2:00 pm Pacific Time / 5:00 pm Eastern Time. Individuals interested in listening to the conference call may do so by dialing:

US domestic callers (888) 645-4404

Non-US callers (862) 298-0702

Please reference Inogen to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/. This webcast will also be archived on the website for 6 months.

A replay of the call will be available approximately three hours after the live webcast ends and will be accessible through May 11, 2023. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13737870.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen, Inc. (Nasdaq: INGN) is a leading global medical technology company offering innovative respiratory products for use in the homecare setting. Inogen supports patient respiratory care by developing, manufacturing, and marketing innovative best-in-class portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions. Inogen partners with patients, prescribers, home medical equipment providers, and distributors to make its oxygen therapy products widely available allowing patients the chance to remain ambulatory while managing the impact of their disease.

For more information, please visit www.inogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, Inogen’s expectations for future revenue growth and profitability; and expectations for positive adjusted EBITDA by Q4 2023. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue or expenses will not decrease; risks related cost inflation for components; the risks our innovation pipeline will not produce meaningful results; the impact of changes in reimbursement rates and reimbursement and regulatory policies; and the possible loss of key employees, customers, or suppliers; the risk that expenses and costs will exceed Inogen’s expectations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2022, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three months ended March 31, 2022, and March 31, 2023. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen’s core operating results. Management uses non-GAAP measures to compare Inogen’s performance relative to forecasts and strategic plans, to benchmark Inogen’s performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Contact

Agnes Lee

ir@inogen.net

Consolidated Statements of Comprehensive Loss
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2023	2022
Revenue
Sales revenue	$55,887	$67,402
Rental revenue	16,275	12,983
Total revenue	72,162	80,385
Cost of revenue
Cost of sales revenue	33,964	39,500
Cost of rental revenue, including depreciation of $3,078 and $2,638, respectively	7,465	5,879
Total cost of revenue	41,429	45,379
Gross profit	30,733	35,006
Operating expense
Research and development	5,344	5,364
Sales and marketing	28,441	28,039
General and administrative	18,863	15,189
Total operating expense	52,648	48,592
Loss from operations	(21,915)	(13,586)
Other income (expense)
Interest income	1,525	29
Other income (expense)	237	(433)
Total other income (expense), net	1,762	(404)
Loss before provision for income taxes	(20,153)	(13,990)
Provision for income taxes	196	224
Net loss	$(20,349)	$(14,214)
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	170	(203)
Change in net unrealized gains (losses) on foreign currency hedging	—	(528)
Less: reclassification adjustment for net (gains) losses included in net income	—	454
Total net change in unrealized gains (losses) on foreign currency hedging	—	(74)
Change in net unrealized gains (losses) on marketable securities	69	(8)
Total other comprehensive income (loss), net of tax	239	(285)
Comprehensive loss	$(20,110)	$(14,499)

Basic net loss per share attributable to common stockholders (1)	$(0.88)	$(0.62)
Diluted net loss per share attributable to common stockholders (1) (2)	$(0.88)	$(0.62)
Weighted-average number of shares used in calculating net loss per share attributable to common stockholders:
Basic common shares	23,009,617	22,754,421
Diluted common shares	23,009,617	22,754,421

(1)
Reconciliations of net loss attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.
(2)
Due to a net loss for the three months ended March 31, 2023 and March 31, 2022 diluted loss per share is the same as basic.

Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	March 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$164,137	$187,014
Marketable securities	10,428	—
Accounts receivable, net	53,885	62,725
Inventories, net	38,822	34,093
Income tax receivable	1,859	1,626
Prepaid expenses and other current assets	14,016	19,187
Total current assets	283,147	304,645
Property and equipment, net	45,942	43,269
Goodwill	32,887	32,852
Operating lease right-of-use asset	21,108	21,653
Other assets	2,590	2,622
Total assets	$385,674	$405,041
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$32,183	$33,974
Accrued payroll	10,757	11,190
Warranty reserve - current	8,075	7,790
Operating lease liability - current	3,570	3,515
Deferred revenue - current	8,794	8,880
Total current liabilities	63,379	65,349
Warranty reserve - noncurrent	12,018	12,123
Operating lease liability - noncurrent	19,179	19,764
Deferred revenue - noncurrent	9,801	10,399
Total liabilities	104,377	107,635
Stockholders' equity
Common stock	23	23
Additional paid-in capital	316,127	312,126
Accumulated deficit	(34,849)	(14,500)
Accumulated other comprehensive loss	(4)	(243)
Total stockholders' equity	281,297	297,406
Total liabilities and stockholders' equity	$385,674	$405,041

Condensed Consolidated Cash Flow
(unaudited)
(amounts in thousands)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(20,349)	$(14,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,086	5,760
Loss on rental units and other assets	1,099	706
Gain on sale of former rental assets	(21)	(52)
Provision for sales revenue returns and doubtful accounts	2,258	2,953
Provision for inventory losses	603	934
Stock-based compensation expense	3,442	2,665
Change in fair value of earnout liability	—	630
Changes in operating assets and liabilities	2,581	(17,480)
Net cash used in operating activities	(6,301)	(18,098)
Cash flows from investing activities
Purchases of available-for-sale securities	(10,359)	—
Investment in property and equipment	(1,076)	(1,366)
Production and purchase of rental equipment	(5,733)	(2,777)
Proceeds from sale of former assets	58	91
Net cash used in investing activities	(17,110)	(4,052)
Cash flows from financing activities
Proceeds from stock options exercised	384	29
Proceeds from employee stock purchases	630	915
Payment of employment taxes related to release of restricted stock	(455)	(1,052)
Net cash provided by (used in) financing activities	559	(108)
Effect of exchange rates on cash	(25)	133
Net decrease in cash and cash equivalents	$(22,877)	$(22,125)

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended
	March 31,
	2023	2022
Revenue by region and category
Business-to-business domestic sales	$12,585	$5,101
Business-to-business international sales	18,972	27,941
Direct-to-consumer domestic sales	24,330	34,360
Direct-to-consumer domestic rentals	16,275	12,983
Total revenue	$72,162	$80,385
Additional financial measures
Units sold	26,900	30,400
Net rental patients as of period-end	45,800	43,200

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended
	March 31,
Non-GAAP EBITDA and Adjusted EBITDA	2023	2022
Net loss (GAAP)	$(20,349)	$(14,214)
Non-GAAP adjustments:
Interest income	(1,525)	(29)
Provision for income taxes	196	224
Depreciation and amortization	4,086	5,760
EBITDA (non-GAAP)	(17,592)	(8,259)
Stock-based compensation	3,442	2,665
Acquisition-related expenses	554	—
Restructuring-related and other charges(1)	1,809	—
Change in fair value of earnout liability	—	630
Adjusted EBITDA (non-GAAP)	$(11,787)	$(4,964)

	Three months ended March 31,
	Net Loss		Diluted EPS
Non-GAAP Adjusted Net Loss and Diluted EPS	2023	2022	2023	2022
Financial Results (GAAP)	$(20,349)	$(14,214)	$(0.88)	$(0.62)
Non-GAAP adjustments:
Amortization of intangibles	26	2,147
Stock-based compensation	3,442	2,665
Acquisition-related expenses	554
Restructuring-related and other charges(1)	1,809	—
Change in fair value of earnout liability	—	630
Income tax impact of adjustments (2)	—	87
Adjusted	$(14,518)	$(8,685)	$(0.63)	$(0.38)

(1)
Charges represent the costs associated with workforce reductions and associated costs and other restructuring-related activities.
(2)
Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 0% for 2023 and -1.6% for 2022, which is due to the recording of a valuation allowance.

	Three months ended March 31,
Non-GAAP constant currency revenue	2023	2022
Business-to-business domestic sales	$12,585	$5,101
Business-to-business international sales	18,972	27,941
Direct-to-consumer domestic sales	24,330	34,360
Direct-to-consumer domestic rentals	16,275	12,983
Total revenue (GAAP)	72,162	80,385
Hedging gains	—	600
Total revenue, excluding hedging effect (non-GAAP)	72,162	79,785
Exchange rate impact	860	1,424
Constant currency revenues (non-GAAP)	$73,022	$81,209

Revenue growth (GAAP)	-10.2%
Constant currency revenue growth (non-GAAP)	-8.5%